Exhibit 99.1

           Temecula Valley Bancorp Announces Record Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--April 21, 2006--Temecula Valley Bancorp Inc.'s (NASDAQ:TMCV) announces record earnings for the quarter ending March 31, 2006.
    "We are very pleased with the results," stated Stephen H. Wacknitz, Chairman/President/CEO. "Our first quarter profits were $3.98 million, a 33% increase from the $3 million earned in the same period last year. This unprecedented level of profitability was achieved despite the new requirement to expense stock options." The net interest income for the quarter ending March 31, 2006 was $13.37 million, a 48% increase from the $9.03 million earned in the same period last year, primarily due to the increase in loans outstanding and improvement in net interest margin.
    Return on average assets was 1.82% and return on average equity was 26.72% for the quarter ending March 31, 2006. This level of performance places the bank among the top performers in the country.
    Total assets were $924.76 million at March 31, 2006, a 41% increase from $656.86 million at March 31, 2005. For the same periods, loans increased 36%. The increase in loans was due to continuing strong lending activity.
    The allowance for loan loss increased by 31% from $7.05 million at March 31, 2005 to $9.20 million at March 31, 2006. Net charge-offs were $155 thousand for the first three months of 2005 and for 2006. Non-accrual loans (net of SBA guarantees) were down 70% from the $3.31 million at March 31, 2005, to $1.01 million at March 31, 2006. Other real estate owned (net of SBA guarantees) was $69 thousand at March 31, 2005 compared to $318 thousand at March 31, 2006.
    Deposits increased 42%, from $582.87 million at March 31, 2005 to $826.40 million at March 31, 2006. The continued deposit growth of existing branches, the various CD promotions and the new branch in Carlsbad has fueled the deposit growth. Deposit growth is expected to be sufficient to fund future loan growth.
    Shareholder equity increased 36% from $46.05 million at March 31, 2005 to $62.82 million at March 31, 2006 due primarily to net income and the exercise of stock options. The capital ratios remain strong at March 31, 2006, with the tier one leverage ratio of 9.34%, the tier one risk based ratio of 9.28% and the total risk based capital ratio of 11.14%, all easily above the minimum to qualify as "well capitalized."
    Temecula Valley Bank (the Bank), a wholly owned subsidiary of Temecula Valley Bancorp Inc., has eight full service branches located in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon and Carlsbad, California. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized preferred SBA lender, the Bank has funded over a billion dollars in SBA loans in 33 states across the nation in the last five years.
    Temecula Valley Bank was established in 1996 and Temecula Valley Bancorp was established in June 2002. Temecula Valley Bancorp's common stock is listed on The National NASDAQ Market and trades under the symbol TMCV. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


TEMECULA VALLEY BANCORP INC.
FINANCIAL DATA
MARCH 2006
(UNAUDITED)
(all amounts in whole dollars except share and per share information)

                      Mar. 31,     Mar. 31,      Increase    Increase
                         2006         2005      (Decrease)  (Decrease)
                     ------------ ------------ ------------ ----------
ASSETS

 Cash and due from
  banks               13,868,353    9,841,055    4,027,298         41%
 Federal funds sold   51,600,000    5,700,000   45,900,000        805%
 Securities - held
  to maturity                  0            0            0          0%

 Loans               799,099,292  587,152,507  211,946,785         36%
 Less allowance for
  loan losses         (9,197,804)  (7,046,382)   2,151,422         31%
                     ------------ ------------ ------------
 Loans, net          789,901,488  580,106,125  209,795,363         36%

 Federal Reserve &
  Home Loan Bank
  stock, at cost       3,120,200    2,680,000      440,200         16%
 Other real estate
  owned, net             727,500      275,000      452,500        165%
 Bank premises and
  equipment, net       5,301,864    4,742,609      559,255         12%
 SBA-loan servicing
  I/O strip
  receivable          20,200,808   24,020,948   (3,820,140)      (16%)
 SBA-loan servicing
  asset                8,257,381    7,871,752      385,629          5%
 Cash surrender
  value life
  insurance           17,748,233    9,680,824    8,067,409         83%
 Other Assets         14,029,800   11,942,032    2,087,768         17%
                     ------------ ------------ ------------
                     924,755,627  656,860,345  267,895,282         41%
                     ============ ============ ============

LIABILITIES AND
 STOCKHOLDERS' EQUITY

 Demand deposits     159,969,726  144,502,854   15,466,872         11%
 Interest bearing
  deposits           666,429,061  438,364,031  228,065,030         52%
                     ------------ ------------ ------------
   Total deposits    826,398,787  582,866,885  243,531,902         42%
 Junior subordinated
  debt                28,868,000   20,620,000    8,248,000         40%
 Other liabilities     6,666,704    7,319,372     (652,668)       (9%)
                     ------------ ------------ ------------
   Total liabilities 861,933,491  610,806,257  251,127,234         41%

 Stockholders'
  equity              62,822,056   46,054,088   16,767,968         36%
                     ------------ ------------ ------------
                     924,755,547  656,860,345  267,895,202         41%
                     ============ ============ ============


                     3 Mos Ended  3 Mos Ended    Increase    Increase
                      Mar. 31,     Mar. 31,
                         2006         2005      (Decrease)  (Decrease)
                     ------------ ------------ ------------ ----------
 Interest income      19,420,463   11,410,544    8,009,919         70%
 Interest expense      6,052,422    2,378,308    3,674,114        154%
                     ------------ ------------ ------------
 Net interest income  13,368,041    9,032,236    4,335,805         48%
 Provision for loan
  losses                 314,000      838,800     (524,800)      (63%)
 Other income          4,940,642    5,783,496     (842,854)      (15%)
 Other expense        11,077,396    8,836,692    2,240,704         25%
                     ------------ ------------ ------------
 Earnings before
  income taxes         6,917,287    5,140,240    1,777,047         35%
 Income taxes          2,936,761    2,138,560      798,201         37%
                     ------------ ------------ ------------
   Net earnings        3,980,526    3,001,680      978,846         33%
                     ============ ============ ============

 Actual common
  shares outstanding
  at end of period     8,977,771    8,812,283
 Average common
  shares outstanding   8,954,686    8,787,593
 Average common
  shares &
  equivalents
  outstanding          9,648,850    9,511,505
 Basic earnings per
  share                     0.44         0.34
 Diluted earnings
  per share                 0.41         0.32
 Return on average
  assets
  (annualized)              1.82%        1.91%
 Return on average
  equity
  (annualized)             26.72%       27.37%
 Efficiency ratio          60.50%       59.64%


                       3/31/2006    3/31/2005
                     ------------ ------------
 Tier 1 leverage
  capital ratio             9.34%        9.47%
 Tier 1 risk-based
  capital ratio             9.28%        9.22%
 Total risk-based
  capital ratio            11.14%       11.15%
 Allowance for loan
  losses as a % of
  total loans               1.15%        1.20%
 Gross nonperforming
  assets as a % of
  total assets              0.75%        1.66%
  Net nonperforming
   assets as a % of
   total assets             0.14%        0.51%
 Net charge offs
  (annualized) as a
  % of total loans          0.08%        0.11%
 Loan to deposit
  ratio                    96.70%      100.74%
 Book value per
  share                     7.00         5.23


PAST DUE AND NON-ACCRUAL LOANS
----------------------------------- ----------------------------------
                                      Gross     Government     Net
                                      Balance     Guaranty    Balance
                                    ----------------------------------
March 31, 2006
-----------------------------------

 30-89 days past due                 1,577,002    (848,351)   728,651
                                    =========== =========== ==========

 90+ days past due and accruing              0           0          0
 Non-accrual                         6,165,211  (5,157,240) 1,007,971
 Other real estate owned (REO)         727,500    (409,424)   318,076
                                    ----------- ----------- ----------
     Total non-performing assets     6,892,711  (5,566,664) 1,326,047
                                    =========== =========== ==========

March 31, 2005
-----------------------------------

 30-89 days past due                   438,642           0    438,642
                                    =========== =========== ==========

 90+ days past due and accruing              0           0          0
 Non-accrual                        10,655,283  (7,350,019) 3,305,264
 Other real estate owned (REO)         275,000    (206,250)    68,750
                                    ----------- ----------- ----------
     Total non-performing assets    10,930,283  (7,556,269) 3,374,014
                                    =========== =========== ==========

NET LOAN CHARGEOFFS
-----------------------------------

                                    3 Mos Ended 3 Mos Ended
                                    03/31/2006  03/31/2005
                                    ----------- -----------

 Charge offs                           156,191     259,688
 Recoveries                               (841)   (104,736)
                                    ----------- -----------
 Net Chargeoffs                        155,350     154,952
                                    =========== ===========




    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 951-694-9940